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                                                                    Exhibit 12.1

                   COMPUTATION OF EARNINGS TO FIXED CHARGES


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                                                             Fiscal Year
                                --------------------------------------------------------------------         Nine Months
                                1992            1993            1994            1995            1996    ended September 30, 1997
                               ------          ------          ------          ------          ------   ------------------------
                                                    (in thousands except ratio data)
Net income before tax          (1,944)         (6,249)         (6,333)         3,043           9,794            17,031
Minority interest in
  net (loss) income of
  subsidiary                       --              --              --             --             (15)               32
Rental expense                     99             123             170            295             625               897
Interest expense                   17              37             231            370             160             1,121
                               ------          ------          ------         ------          ------            ------
Earnings before interest,
 taxes, depreciation and
  amortization and fixed
   charges                     (1,828)         (6,089)         (5,932)         3,708          10,564            19,081
                               ======          ======          ======          =====          ======            ======

Total fixed charges               116             160             401            665             770             2,050
Ratio of earnings to
 fixed charges                 (15.78)         (38.06)         (14.79)          5.58           13.46              9.46
Coverage surplus
 (deficiency)                  (1,944)         (6,249)         (6,333)         3,043           9,794            17,031

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